                                            Filed Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-68949


PROSPECTUS SUPPLEMENT
(to prospectus dated March 8, 1999)


                                25,000,000 SHARES

                                [CITIGROUP LOGO]

                                  COMMON STOCK

                                  ------------


            This prospectus supplement, together with the accompanying prospec-tus, may be used by one or more broker-dealer subsidiaries of Citigroup in connection with offers and sales of Citigroup common stock in market-making transactions, including block positioning and block trades, at negotiated prices related to prevailing market prices at the time of sale. The shares of Citigroup common stock that are the subject of these market-making transactions may include shares that were issued prior to the effective date of the registration statement, of which this prospectus supplement forms a part.

            Any of Citigroup's broker-dealer subsidiaries, including Salomon Smith Barney Inc., may act as principal or agent in such market-making transactions.


                              SALOMON SMITH BARNEY


November 3, 1999

                               TABLE OF CONTENTS

                                   PROSPECTUS

                                                                PAGE
                                                              --------
Prospectus Summary..........................................      2
Citigroup Inc...............................................      7
Use of Proceeds and Hedging.................................      8
Ratio of Income to Fixed Charges and Ratio of Income to
  Combined Fixed Charges Including
    Preferred Stock Dividends...............................      9
European Monetary Union.....................................     10
Description of Debt Securities..............................     11
Description of Index Warrants...............................     19
Description of Capital Stock................................     22
Description of Preferred Stock..............................     25
Description of Depositary Shares............................     28
Book-Entry Procedures and Settlement........................     31
Plan of Distribution........................................     33
ERISA Matters...............................................     35
Legal Matters...............................................     35
Experts.....................................................     35

PROSPECTUS

                                [CITIGROUP LOGO]

May Offer--

                                 $6,000,000,000

                                Debt Securities
                                 Index Warrants
                                Preferred Stock
                               Depositary Shares
                                  Common Stock

    Citigroup will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

                            ------------------------

    Neither the Securities and Exchange Commission nor any state securities or insurance commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

    These securities are not deposits or savings accounts but are unsecured obligations of Citigroup Inc. These securities are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

                            ------------------------

March 8, 1999

                               PROSPECTUS SUMMARY

    This summary provides a brief overview of the key aspects of Citigroup and all material terms of the offered securities which are known as of the date of this prospectus. For a more complete understanding of the terms of the offered securities, before making your investment decision, you should carefully read:

    - this prospectus, which explains the general terms of the securities that Citigroup may offer;

    - the accompanying prospectus supplement, which (1) explains the specific terms of the securities being offered and (2) updates and changes information in this prospectus; and

    - the documents referred to in "Where You Can Find More Information" on page 6 for information on Citigroup, including its financial statements.

                                 CITIGROUP INC.

    Citigroup's businesses provide a broad range of financial services to consumer and corporate customers around the world. Among these businesses are Citibank, Commercial Credit, Primerica Financial Services, Salomon Smith Barney, SSB Citi Asset Management, Travelers Life & Annuity and Travelers Property Casualty.

    On October 8, 1998, Citigroup changed its name from Travelers Group Inc. to Citigroup Inc. in connection with the merger of Citicorp into a subsidiary of Citigroup. Citigroup's principal executive office is at 153 East 53rd Street, New York, NY 10043, and its telephone number is (212) 559-1000.

                       THE SECURITIES CITIGROUP MAY OFFER

    Citigroup may use this prospectus to offer up to $6,000,000,000 of:

    - debt securities;

    - index warrants;

    - preferred stock;

    - depositary shares; and

    - common stock.

    A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities.

DEBT SECURITIES

    Debt securities are unsecured general obligations of Citigroup in the form of senior or subordinated debt. Senior debt includes Citigroup's notes, debt and guarantees and any other debt for money borrowed that is not subordinated. Subordinated debt, so designated at the time it is issued, would not be entitled to interest and principal payments if payments on the senior debt were not made.

    The senior and subordinated debt will be issued under separate indentures between Citigroup and a trustee. Below are summaries of the general features of the debt securities from these indentures. For a more detailed description of these features, see "Description of Debt Securities" below. You are also encouraged to read the indentures, which are incorporated by reference in or filed as exhibits to Citigroup's registration statement No. 333-68949, Citigroup's most recent annual report on Form 10-K, Citigroup's quarterly reports on Form 10-Q filed after the Form 10-K and Citigroup's current reports on Form 8-K filed after the Form 10-K. You can receive copies of these documents by following the directions on page 6.

    GENERAL INDENTURE PROVISIONS THAT APPLY TO SENIOR AND SUBORDINATED DEBT

    - Neither indenture limits the amount of debt that Citigroup may issue or provides holders any protection should there be a highly leveraged transaction involving Citigroup, although the senior debt indenture does limit Citigroup's ability to pledge the stock of any subsidiary that meets the financial thresholds in the indenture. These thresholds are described below under "Description of Debt Securities."

    - Each indenture allows for different types of debt securities, including indexed securities, to be issued in series.

    - The indentures allow Citigroup to merge or to consolidate with another company, or sell all or substantially all of its assets to another company. If any of these events occur, the other company would be required to assume Citigroup's responsibilities for the debt. Unless the transaction resulted in an event of default, Citigroup would be released from all liabilities and obligations under the debt securities when the other company assumed its responsibilities.

    - The indentures provide that holders of 66 2/3% of the principal amount of the senior debt securities and holders of a majority of the total principal amount of the subordinated debt securities outstanding in any series may vote to change Citigroup's obligations or your rights concerning those securities. However, changes to the financial terms of that security, including changes in the payment of principal or interest on that security or the currency of payment, cannot be made unless every holder of that security consents to the change.

    - Citigroup may satisfy its obligations under the debt securities or be released from its obligation to comply with the limitations discussed above at any time by depositing sufficient amounts of cash or U.S. government securities with the trustee to pay Citigroup's obligations under the particular securities when due.

    - The indentures govern the actions of the trustee with regard to the debt securities, including when the trustee is required to give notices to holders of the securities and when lost or stolen debt securities may be replaced.

    EVENTS OF DEFAULT

    The events of default specified in the indentures include:

    - failure to pay principal when due;

    - failure to pay required interest for 30 days;

    - failure to make a required scheduled installment payment for 30 days;

    - failure to perform other covenants for 90 days after notice; and

    - certain events of insolvency or bankruptcy, whether voluntary or not.

    REMEDIES

    If there were a default, the trustee or holders of 25% of the principal amount of debt securities outstanding in a series could demand that the principal be paid immediately. However, holders of a majority in principal amount of the securities in that series could rescind that acceleration of the debt securities.

INDEX WARRANTS

    Citigroup may issue index warrants independently or together with debt securities. Citigroup will issue any series of index warrants under a separate warrant agreement between Citigroup and a bank or trust company. You are encouraged to read the standard form of the warrant agreement, which will be filed as an exhibit to one of Citigroup's future current reports and incorporated by reference in its registration statement No. 333-68949. You can receive copies of these documents by following the directions on page 6.

    Index warrants are securities that, when properly exercised by the purchaser, entitle the purchaser to receive from Citigroup an amount in cash or a number of securities that will be indexed to prices, yields, or other specified measures or changes in an index or differences between two or more indices.

    The prospectus supplement for a series of index warrants will describe the formula for determining the amount in cash or number of securities, if any, that Citigroup will pay you when you exercise an index warrant and will contain information about the relevant underlying assets and other specific terms of the index warrant.

    Citigroup will generally issue index warrants in book-entry form, which means that they will not be evidenced by physical certificates. Also, Citigroup will generally list index warrants for trading on a national securities exchange, such as the New York Stock Exchange, Inc., The Nasdaq-Amex Market Group or the Chicago Board Options Exchange, Incorporated.

    The warrant agreement for any series of index warrants will provide that holders of a majority of the total principal amount of the index warrants outstanding in any series may vote to change their rights concerning those index warrants. However, changes to fundamental terms such as the amount or manner of payment on an index warrant or changes to the exercise times cannot be made unless every holder affected consents to the change.

    Any prospective purchasers of index warrants should be aware of special United States federal income tax considerations applicable to instruments such as the index warrants. The prospectus supplement relating to each series of index warrants will describe the important tax considerations.

PREFERRED STOCK

    Citigroup may issue preferred stock with various terms to be established by its board of directors or a committee designated by the board. Each series of preferred stock will be more fully described in the particular prospectus supplement that will accompany this prospectus, including redemption provisions, rights in the event of liquidation, dissolution or winding up of Citigroup, voting rights and conversion rights.

    Generally, each series of preferred stock will rank on an equal basis with each other series of preferred stock and will rank prior to Citigroup's common stock. The prospectus supplement will also describe how and when dividends will be paid on the series of preferred stock.

DEPOSITARY SHARES

    Citigroup may issue depositary shares representing fractional shares of preferred stock. Each particular series of depositary shares will be more fully described in the prospectus supplement that will accompany this prospectus. These depositary shares will be evidenced by depositary receipts and issued under a deposit agreement between Citigroup and a bank or trust company. You are encouraged to read the standard form of the deposit agreement, which is incorporated by reference in Citigroup's registration statement No. 333-68949. You can receive copies of this document by following the directions on page 6.

COMMON STOCK

    Citigroup may issue common stock, par value $.01 per share. Holders of common stock are entitled to receive dividends when declared by its board of directors. Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights or cumulative voting rights.

                                USE OF PROCEEDS

    Citigroup will use the net proceeds it receives from any offering of these securities for general corporate purposes, primarily to fund its operating units and subsidiaries. Citigroup may use some of the proceeds to refinance or extend the maturity of existing debt obligations. Citigroup may use a portion of the proceeds from the sale of index warrants and indexed notes to hedge its exposure to payments that it may have to make on such index warrants and indexed notes as described below under "Use of Proceeds and Hedging."

                              PLAN OF DISTRIBUTION

    Citigroup may sell the offered securities in any of the following ways:

    - to or through underwriters or dealers;

    - by itself directly;

    - through agents; or

    - through a combination of any of these methods of sale.

    The prospectus supplement will explain the ways Citigroup sells specific securities, including the names of any underwriters and details of the pricing of the securities, as well as the commissions, concessions or discounts Citigroup is granting the underwriters, dealers or agents.

    If Citigroup uses underwriters in any sale, the underwriters will buy the securities for their own account and may resell the securities from time to time in one or more transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities, in accordance with applicable law.

    Citigroup expects that the underwriters for any offering will include one or more of its broker-dealer subsidiaries, including Salomon Smith Barney Inc. These broker-dealer subsidiaries, including their successors, also expect to offer and sell previously issued offered securities as part of their business, and may act as a principal or agent in such transactions. Citigroup or any of its subsidiaries may use this prospectus and the related prospectus supplements and pricing supplements in connection with these activities.

                      WHERE YOU CAN FIND MORE INFORMATION

    As required by the Securities Act of 1933, Citigroup filed a registration statement (No. 333-68949) relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.

    Citigroup files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Citigroup files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

    The SEC allows Citigroup to "incorporate by reference" the information it files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that Citigroup files later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. Citigroup incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934:

    (a) Annual Report on Form 10-K for the year ended December 31, 1998;

    (b) Current Report on Form 8-K dated January 25, 1999; and

    (c) Registration Statement on Form 8-B, dated May 10, 1988, describing our common stock, including any amendments or reports filed for the purpose of updating such description.

    All documents Citigroup files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of
(1) the completion of the offering of the securities described in this prospectus and (2) the date the broker-dealer subsidiaries of Citigroup stop offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

    You may request a copy of these filings, at no cost, by writing or telephoning Citigroup at the following address:

    Treasurer
    Citigroup Inc.
    153 East 53rd Street
    New York, NY 10043
    212-559-1000

    You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. Citigroup has not authorized anyone to provide you with different information. Citigroup is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date on the front of the applicable document.

                                 CITIGROUP INC.

    Citigroup's businesses provide a broad range of financial services to consumer and corporate customers around the world. Among these businesses are Citibank, Commercial Credit, Primerica Financial Services, Salomon Smith Barney, SSB Citi Asset Management, Travelers Life & Annuity and Travelers Property Casualty.

    On October 8, 1998, Citigroup changed its name from Travelers Group Inc. to Citigroup Inc. in connection with the merger of Citicorp into a subsidiary of Citigroup.

    Citigroup is a holding company and services its obligations primarily with dividends and advances that it receives from subsidiaries. Citigroup's subsidiaries that operate in the banking, insurance and securities business can only pay dividends if they are in compliance with the applicable regulatory requirements imposed on them by federal bank regulatory authorities, state insurance departments and securities regulators. Citigroup's subsidiaries may be party to credit agreements that also may restrict their ability to pay dividends. Citigroup currently believes that none of these regulatory or contractual restrictions on the ability of its subsidiaries to pay dividends will affect Citigroup's ability to service its own debt. Citigroup must also maintain the required capital levels of a bank holding company before it may pay dividends on its stock. Each of Citigroup's major operating subsidiaries finances its operations on a stand-alone basis consistent with its capitalization and ratings.

    Under longstanding policy of The Board of Governors of the Federal Reserve System, a bank holding company is expected to act as a source of financial strength for its subsidiary banks and to commit resources to support such banks. As a result of that policy, Citigroup may be required to commit resources to its subsidiary banks.

    The principal office of Citigroup is located at 153 East 53rd Street, New York, NY 10043, and its telephone number is (212) 559-1000.

                          USE OF PROCEEDS AND HEDGING

    GENERAL. Citigroup will use the proceeds it receives from the sale of the offered securities for general corporate purposes, principally to:

    - fund the business of its operating units;

    - fund investments in, or extensions of credit or capital contributions to, its subsidiaries; and

    - lengthen the average maturity of liabilities, which means that it could reduce its short-term liabilities or refund maturing indebtedness.

    Citigroup expects to incur additional indebtedness in the future to fund its businesses. Citigroup or an affiliate may enter into a swap agreement in connection with the sale of the offered securities and may earn additional income from that transaction.

    USE OF PROCEEDS RELATING TO INDEX WARRANTS AND INDEXED NOTES. Citigroup or one or more of its subsidiaries may use all or some of the proceeds received from the sale of index warrants or indexed notes to purchase or maintain positions in the assets that are used to determine the relevant index or indices. Citigroup or one or more of its subsidiaries may also purchase or maintain positions in options, futures contracts, forward contracts or swaps, or options on such securities, or other derivative or similar instruments relating to the relevant index or underlying assets. Citigroup may also use the proceeds to pay the costs and expenses of hedging any currency, interest rate or other index-related risk relating to such index warrants and indexed notes.

    Citigroup expects that it or one or more of its subsidiaries will increase or decrease their initial hedging position over time using techniques which help evaluate the size of any hedge based upon a variety of factors affecting the value of the underlying instrument. These factors may include the history of price changes in that underlying instrument and the time remaining to maturity. Citigroup may take long or short positions in the index, the underlying assets, options, futures contracts, forward contracts, swaps, or other derivative or similar instruments related to the index and the underlying assets. These other hedging activities may occur from time to time before the index warrants and indexed notes mature and will depend on market conditions and the value of the index and the underlying assets.

    In addition, Citigroup or one or more of its subsidiaries may purchase or otherwise acquire a long or short position in index warrants and indexed notes from time to time and may, in their sole discretion, hold, resell, exercise, cancel or retire such offered securities. Citigroup or one or more of its subsidiaries may also take hedging positions in other types of appropriate financial instruments that may become available in the future.

    If Citigroup or one or more of its subsidiaries has a long hedge position in, options contracts in, or other derivative or similar instruments related to, the underlying assets or index, Citigroup or one or more of its subsidiaries may liquidate all or a portion of its holdings at or about the time of the maturity of the index warrants and indexed notes. The aggregate amount and type of such positions are likely to vary over time depending on future market conditions and other factors. Citigroup is only able to determine profits or losses from any such position when the position is closed out and any offsetting position or positions are taken into account.

    Citigroup has no reason to believe that its hedging activity will have a material impact on the price of such options, swaps, futures contracts, options on the foregoing, or other derivative or similar instruments, or on the value of the index or the underlying assets. However, Citigroup cannot guarantee you that its hedging activities will not affect such prices or value. Citigroup will use the remainder of the proceeds from the sale of index warrants and indexed notes for the general corporate purposes described above.

                      RATIO OF INCOME TO FIXED CHARGES AND
                   RATIO OF INCOME TO COMBINED FIXED CHARGES
                      INCLUDING PREFERRED STOCK DIVIDENDS

    The following table shows (1) the consolidated ratio of income to fixed charges and (2) the consolidated ratio of income to combined fixed charges including preferred stock dividends of Citigroup for each of the five most recent fiscal years.

                                                                                   YEAR ENDED
                                                                                  DECEMBER 31,
                                                              ----------------------------------------------------
                                                                1998       1997       1996       1995       1994
                                                              --------   --------   --------   --------   --------
Ratio of income to fixed charges (excluding interest on
  deposits).................................................    1.57       1.71       1.88       1.65       1.41
Ratio of income to fixed charges (including interest on
  deposits).................................................    1.33       1.43       1.51       1.39       1.25
Ratio of income to combined fixed charges including
  preferred stock dividends (excluding interest on
  deposits).................................................    1.54       1.66       1.80       1.56       1.34
Ratio of income to combined fixed charges including
  preferred stock dividends (including interest on
  deposits).................................................    1.32       1.41       1.48       1.35       1.21

                            EUROPEAN MONETARY UNION

    The foreign currencies in which debt securities may be denominated or payments in respect of index warrants may be due or by which amounts due on the offered securities may be calculated could be issued by countries participating in Stage III of the European Economic and Monetary Union.

    Stage III began on January 1, 1999 for the eleven participating member states of the European Union that satisfied the economic convergence criteria in the Treaty on European Union: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, The Netherlands, Portugal and Spain. Other member states of the European Union may still become participating member states after January 1, 1999.

    Stage III includes the introduction of the Euro, which, along with the present national currency of each participating member state, is legal tender in the participating member states. It is currently anticipated that on and after January 1, 2002, the national currencies of participating member states will cease to exist and the sole legal tender in such states will be the Euro. The European Union has adopted regulations providing specific rules for the introduction of the Euro in substitution for the respective current national currencies of such member states, and may adopt additional regulations or legislation in the future relating to the Euro. It is anticipated that these regulations or legislation will be supplemented by legislation of the individual member states.

    Pursuant to European Council Regulation No. 2866/98 of December 31, 1998, one Euro equals:

-  13.7603 Austrian schillings,        -  1,936.27 Italian lire,
-  40.3399 Belgian francs,             -  40.3399 Luxembourg francs,
-  5.94573 Finnish marks,              -  2.20371 Dutch guilders,
-  6.55957 French francs,              -  200.482 Portugese escudos, or
-  1.95583 German marks,               -  166.386 Spanish pesetas.
-  0.787564 Irish pounds,

                         DESCRIPTION OF DEBT SECURITIES

    The debt securities offered by this prospectus will be unsecured obligations of Citigroup and will be either senior or subordinated debt. Senior debt will be issued under a senior debt indenture. Subordinated debt will be issued under a subordinated debt indenture. The senior debt indenture and the subordinated debt indenture are sometimes referred to in this prospectus individually as an "indenture" and collectively as the "indentures." Forms of the indentures have been filed with the SEC and are incorporated by reference in or filed as exhibits to the registration statement on Form S-3 (No. 333-68949) under the Securities Act of 1933 of which this prospectus forms a part.

    The following briefly summarizes the material provisions of the indentures and the debt securities, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in the applicable prospectus supplement. Copies of the indentures may be obtained from Citigroup or the applicable trustee. So that you may easily locate the more detailed provisions, the numbers in parentheses below refer to sections in the applicable indenture or, if no indenture is specified, to sections in each of the indentures. Wherever particular sections or defined terms of the applicable indenture are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statement in this prospectus is qualified by that reference.

    Unless otherwise provided in the applicable prospectus supplement, the trustee under the senior debt indenture will be The Bank of New York, and the trustee under the subordinated debt indenture will be The First National Bank of Chicago.

GENERAL

    The indentures provide that unsecured senior or subordinated debt securities of Citigroup may be issued in one or more series, with different terms, in each case as authorized from time to time by Citigroup. Citigroup also has the right to "reopen" a previous issue of a series of debt securities by issuing additional debt securities of such series.

    Federal income tax consequences and other special considerations applicable to any debt securities issued by Citigroup at a discount will be described in the applicable prospectus supplement.

    Because Citigroup is a holding company, the claims of creditors of Citigroup's subsidiaries will have a priority over Citigroup's equity rights and the rights of Citigroup's creditors, including the holders of debt securities, to participate in the assets of the subsidiary upon the subsidiary's liquidation.

    The applicable prospectus supplement relating to any series of debt securities will describe the following terms, where applicable:

    - the title of the debt securities;

    - whether the debt securities will be senior or subordinated debt;

    - the total principal amount of the debt securities;

    - the percentage of the principal amount at which the debt securities will be sold and, if applicable, the method of determining the price;

    - the maturity date or dates;

    - the interest rate or the method of computing the interest rate;

    - the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

    - if other than in United States dollars, the currency or currency unit in which payment will be made;

    - if the amount of any payment may be determined with reference to an index or formula based on a currency or currency unit other than that in which the debt securities are payable, the manner in which the amounts will be determined;

    - if any payments may be made at the election of Citigroup or a holder of debt securities in a currency or currency unit other than that in which the debt securities are stated to be payable, the periods within which and the terms upon which such election may be made;

    - the location where payments on the debt securities will be made;

    - the terms and conditions on which the debt securities may be redeemed at the option of Citigroup;

    - any obligation of Citigroup to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

    - if other than the principal amount, the portion of the principal amount of the debt securities payable if the maturity is accelerated;

    - any provisions for the discharge of Citigroup's obligations relating to the debt securities by deposit of funds or United States government obligations;

    - whether the debt securities are to trade in book-entry form and the terms and any conditions for exchanging the global security in whole or in part for paper certificates;

    - the date of any global security if other than the original issuance of the first debt security to be issued;

    - any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities; and

    - any other specific terms of the debt securities (SECTION 2.02).

    The terms on which a series of debt securities may be convertible into or exchangeable for common stock or other securities of Citigroup will be set forth in the prospectus supplement relating to such series. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of Citigroup. The terms may include provisions pursuant to which the number of shares of common stock or other securities of Citigroup to be received by the holders of such series of debt securities may be adjusted.

    The debt securities will be issued only in registered form. As currently anticipated, debt securities of a series will trade in book-entry form, and global notes will be issued in physical (paper) form, as described below under "Book-Entry Procedures and Settlement." Unless otherwise provided in the accompanying prospectus supplement, debt securities denominated in United States dollars will be issued only in denominations of $1,000 and whole multiples of $1,000 (SECTION 2.01). The prospectus supplement relating to offered securities denominated in a foreign or composite currency will specify the denomination of the offered securities.

    The debt securities may be presented for exchange, and debt securities other than a global security may be presented for registration of transfer, at the principal corporate trust office of the relevant Trustee in New York City. Holders will not have to pay any service charge for any registration of transfer or exchange of debt securities, but Citigroup may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer. (SECTION 2.05)

PAYMENT AND PAYING AGENTS

    Distributions on the debt securities other than those represented by global notes will be made in the designated currency against surrender of the debt securities at the principal corporate trust office of the relevant trustee in New York City. Payment will be made to the registered holder at the close of business on the record date for such payment. Interest payments will be made at the principal corporate trust office of the relevant trustee in New York City, or by a check mailed to the holder at his registered address (SECTIONS 2.01 AND 5.02). Payments in any other manner will be specified in the prospectus supplement.

SENIOR DEBT

    The senior debt securities will be issued under the senior debt indenture and will rank on an equal basis with all other unsecured debt of Citigroup except subordinated debt.

SUBORDINATED DEBT

    The subordinated debt securities will be issued under the subordinated debt indenture and will rank subordinated and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all "Senior Indebtedness" (as defined below) of Citigroup.

    If Citigroup defaults in the payment of any principal of, or premium, if any, or interest on any Senior Indebtedness when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, Citigroup cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities. Nevertheless, holders of subordinated debt securities may still receive and retain:

    - securities of Citigroup or any other corporation provided for by a plan of reorganization or readjustment that are subordinate, at least to the same extent that the subordinated debt securities are subordinated to Senior Indebtedness; and

    - payments made from a defeasance trust as described below.

    If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to Citigroup, its creditors or its property, then all Senior Indebtedness must be paid in full before any payment may be made to any holders of subordinated debt securities. Holders of subordinated debt securities must return and deliver any payments received by them, other than in a plan of reorganization or through a defeasance trust as described below, directly to the holders of Senior Indebtedness until all Senior Indebtedness is paid in full. (SUBORDINATED DEBT INDENTURE, SECTION 14.01).

    "Senior Indebtedness" means:

    (1) the principal, premium, if any, and interest in respect of
       (A) indebtedness of Citigroup for money borrowed and (B) indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by Citigroup, including the senior debt securities;

    (2) all capital lease obligations of Citigroup;

    (3) all obligations of Citigroup issued or assumed as the deferred purchase price of property, all conditional sale obligations of Citigroup and all obligations of Citigroup under any conditional sale or title retention agreement, but excluding trade accounts payable in the ordinary course of business;

    (4) all obligations of Citigroup in respect of any letters of credit, bankers acceptance, security purchase facilities and similar credit transactions;

    (5) all obligations of Citigroup in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

    (6) all obligations of the type referred to in clauses (1) through (5) of other persons for the payment of which Citigroup is responsible or liable as obligor, guarantor or otherwise; and

    (7) all obligations of the type referred to in clauses (1) through (6) of other persons secured by any lien on any property or asset of Citigroup whether or not such obligation is assumed by Citigroup;

    but Senior Indebtedness does not include:

       (a) subordinated debt securities;

       (b) any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, subordinated debt securities; and

       (c) any indebtedness between or among Citigroup and its affiliates, including (1) any Junior Subordinated Debt, (2) any Capital Securities Guarantees and (3) all other debt securities and guarantees in respect of those debt securities issued to any other trust, or a trustee of such trust, partnership or other entity affiliated with Citigroup which is a financing vehicle of Citigroup in connection with the issuance by such financing vehicle of capital securities or other securities guaranteed by Citigroup pursuant to an instrument that ranks on an equal basis with, or junior to, the Capital Securities Guarantees.

    "Junior Subordinated Debt" means Citigroup's:

    - 7% Junior Subordinated Deferrable Interest Debentures due November 15,
      2028;

    - 6.850% Junior Subordinated Deferrable Interest Debentures due January 22, 2038;

    - 7 5/8% Junior Subordinated Deferrable Interest Debentures due December 1, 2036;

    - 7 3/4% Junior Subordinated Deferrable Interest Debentures due December 1, 2036;

    - 8% Deferrable Interest Debentures due September 30, 2036;

    - other notes or other obligations which may be issued under the indenture, dated as of October 7, 1996, between Citigroup and The Chase Manhattan Bank, as trustee; and

    - indebtedness that is by its terms subordinated to, or ranks on an equal basis with, the Junior Subordinated Debt.

    "Capital Securities Guarantees" means the guarantees issued by Citigroup in connection with:

    - the 7% Trust Preferred Securities of Citigroup Capital V;

    - the 6.850% Trust Preferred Securities of Citigroup Capital IV;

    - the 7 5/8% Trust Preferred Securities of Citigroup Capital III;

    - the 7 3/4% Trust Preferred Securities of Citigroup Capital II;

    - the 8% Trust Preferred Securities of Citigroup Capital I; and

    - any existing or future preferred or preference stock, including capital securities, that is by its terms subordinated to, or ranks on an equal basis with, the Junior Subordinated Debt.

COVENANTS

    LIMITATIONS ON LIENS. The senior debt indenture provides that Citigroup will not, and will not permit any Subsidiary to, incur, issue, assume or guarantee any indebtedness for money borrowed if such indebtedness is secured by a pledge of, lien on, or security interest in any shares of Voting Stock of any Significant Subsidiary, without providing that each series of senior debt securities and, at

Citigroup's option, any other senior indebtedness ranking equally with such series of senior debt securities, is secured equally and ratably with such indebtedness. This limitation shall not apply to indebtedness secured by a pledge of, lien on or security interest in any shares of Voting Stock of any corporation at the time it becomes a Significant Subsidiary (SENIOR DEBT INDENTURE, SECTION 5.04). The subordinated debt indenture does not contain a similar provision.

    "Significant Subsidiary" means a Subsidiary, including its Subsidiaries, that meets any of the following conditions:

    - Citigroup's and its other Subsidiaries' investments in and advances to the Subsidiary exceed 10 percent of the total assets of Citigroup and its Subsidiaries consolidated as of the end of the most recently completed fiscal year;

    - Citigroup's and its other Subsidiaries' proportionate share of the total assets of the Subsidiary after intercompany eliminations exceeds
      10 percent of the total assets of Citigroup and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or

    - Citigroup's and its other Subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the Subsidiary exceeds 10 percent of such income of Citigroup and its Subsidiaries consolidated for the most recently completed fiscal year.

    "Subsidiary" means any corporation of which securities entitled to elect at least a majority of the corporation's directors shall at the time be owned, directly or indirectly, by Citigroup, and/or one or more Subsidiaries.

    "Voting Stock" means capital stock the holders of which have general voting power under ordinary circumstances to elect at least a majority of the board of directors of a corporation, except capital stock that carries only the right to vote conditioned on the happening of an event regardless of whether such event shall have happened (SENIOR DEBT INDENTURE, SECTIONS 1.02 AND 5.04).

    LIMITATIONS ON MERGERS AND SALES OF ASSETS. The indentures provide that Citigroup will not merge or consolidate with another corporation or sell other than for cash or lease all or substantially all its assets to another corporation, or purchase all or substantially all the assets of another corporation unless:

    - either (1) Citigroup is the continuing corporation, or (2) the successor corporation, if other than Citigroup, expressly assumes by supplemental indenture the obligations evidenced by the securities issued pursuant to the indenture and

    - immediately after the transaction, there would not be any default in the performance of any covenant or condition of the indenture (SENIOR DEBT INDENTURE, SECTIONS 5.05 AND 14.01; SUBORDINATED DEBT INDENTURE, SECTIONS
      5.04 AND 15.01).

    Other than the restrictions described above, the indentures do not contain any covenants or provisions that would protect holders of the debt securities in the event of a highly leveraged transaction.

MODIFICATION OF THE INDENTURES

    Under the indentures, Citigroup and the relevant trustee can enter into supplemental indentures to establish the form and terms of any series of debt securities without obtaining the consent of any holder of debt securities.

    Citigroup and the trustee may, with the consent of the holders of at least 66 2/3% in aggregate principal amount of the senior debt securities of a series or at least a majority in aggregate principal amount of the subordinated debt securities, modify the applicable indenture or the rights of the holders of the securities of such series to be affected.

    No such modification may, without the consent of the holder of each security so affected:

    - extend the fixed maturity of any such securities,

    - reduce the rate or extend the time of payment of interest on such securities,

    - reduce the principal amount of such securities or the premium, if any, on such securities,

    - reduce the amount of the principal of any securities issued originally at a discount,

    - change the currency in which any such securities are payable, or

    - impair the right to sue for the enforcement of any such payment on or after the maturity of such securities.

    In addition, no such modification may:

    - reduce the percentage of securities referred to above whose holders need to consent to the modification without the consent of such holders; or

    - change, without the written consent of the trustee, the rights, duties or immunities of the trustee (SECTIONS 13.01 AND 13.02).

    In addition, the subordinated debt indenture may not be amended without the consent of each holder of subordinated debt securities affected thereby to modify the subordination of the subordinated debt securities issued under that indenture in a manner adverse to the holders of the subordinated debt securities (SUBORDINATED DEBT INDENTURE, SECTION 13.02).

DEFAULTS

    Each indenture provides that events of default regarding any series of debt securities will be:

    - failure to pay required interest on any debt security of such series for 30 days;

    - failure to pay principal, other than a scheduled installment payment, or premium, if any, on any debt security of such series when due;

    - failure to make any required scheduled installment payment for 30 days on debt securities of such series;

    - failure to perform for 90 days after notice any other covenant in the relevant indenture other than a covenant included in the relevant indenture solely for the benefit of a series of debt securities other than such series; and

    - certain events of bankruptcy or insolvency, whether voluntary or not (SECTION 6.01).

    If an event of default regarding debt securities of any series issued under the indentures should occur and be continuing, either the trustee or the holders of 25% in the principal amount of outstanding debt securities of such series may declare each debt security of that series due and payable (SECTION 6.02). Citigroup is required to file annually with the trustee a statement of an officer as to the fulfillment by Citigroup of its obligations under the indenture during the preceding year (SENIOR DEBT INDENTURE, SECTION 5.06; SUBORDINATED DEBT INDENTURE, SECTION 5.05).

    No event of default regarding one series of debt securities issued under an indenture is necessarily an event of default regarding any other series of debt securities (SECTION 6.02).

    Holders of a majority in principal amount of the outstanding debt securities of any series will be entitled to control certain actions of the trustee under the indentures and to waive past defaults regarding such series (SECTIONS 6.02 AND 6.06). The trustee generally will not be requested, ordered or directed by any of the holders of debt securities, unless one or more of such holders shall have offered to the trustee reasonable security or indemnity (SECTION 10.01).

    If an event of default occurs and is continuing regarding a series of debt securities, the trustee may use any sums that it holds under the relevant indenture for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of such series (SECTION 6.05).

    Before any holder of any series of debt securities may institute action for any remedy, except payment on such holder's debt security when due, the holders of not less than 25% in principal amount of the debt securities of that series outstanding must request the trustee to take action. Holders must also offer and give the satisfactory security and indemnity against liabilities incurred by the trustee for taking such action (SECTION 6.07).

DEFEASANCE

    SENIOR DEBT INDENTURE. If so specified when the senior debt securities of a particular series is created, after Citigroup has deposited with the trustee, cash or government securities, in trust for the benefit of the holders sufficient to pay the principal of, premium, if any, and interest on the senior debt securities of such series when due, then Citigroup, at its option:

    - will be deemed to have paid and satisfied its obligations on all outstanding senior debt securities of such series, which is known as "defeasance and discharge;" or

    - will cease to be under any obligation, other than to pay when due the principal of, premium, if any, and interest on such senior debt securities, relating to the senior debt securities of such series, which is known as "covenant defeasance."

    In the case of covenant defeasance, Citigroup must also deliver to the trustee an opinion of counsel to the effect that the holders of the senior debt securities of such series will have no federal income tax consequences as a result of such deposit.

    When there is a defeasance and discharge, (1) the senior debt indenture will no longer govern the senior debt securities of such series, (2) Citigroup will no longer be liable for payment and (3) the holders of such senior debt securities will be entitled only to the deposited funds. When there is a covenant defeasance, however, Citigroup will continue to be obligated to make payments when due if the deposited funds are not sufficient.

    The obligations and rights under the senior debt indenture regarding compensation, reimbursement and indemnification of the trustee, optional redemption, mandatory and optional scheduled installment payments, if any, registration of transfer and exchange of the senior debt securities of such series, replacement of mutilated, destroyed, lost or stolen senior debt securities and certain other administrative provisions will continue even if Citigroup exercises its defeasance and discharge or covenant defeasance options (SENIOR DEBT INDENTURE, SECTIONS 11.03 AND 11.04).

    Under current federal income tax law, defeasance and discharge would be treated as a taxable exchange of the senior debt securities for an interest in the trust. As a consequence, each holder of the senior debt securities would recognize gain or loss equal to the difference between the value of the holder's interest in the trust and holder's tax basis for the senior debt securities deemed exchanged. Each holder would then be required to include in income his share of any income, gain and loss recognized by the trust. Even though federal income tax on the deemed exchange would be imposed on a holder, the holder would not receive any cash until the maturity or an earlier redemption of the senior debt securities, except for any current interest payments.

    Under current federal income tax law, a covenant defeasance would not be treated as a taxable exchange of senior debt securities. Prospective investors are urged to consult their own tax advisors as to the specific consequences of a defeasance and discharge, including the applicability and effect of tax laws other than the federal income tax law.

    SUBORDINATED DEBT INDENTURE. The defeasance and discharge and covenant defeasance provisions contained in the subordinated debt indenture are substantially the same as those described above for the senior debt indenture (SUBORDINATED DEBT INDENTURE, SECTIONS 11.01, 11.02, 11.03, 11.04 AND 11.05).

    Under the subordinated debt indenture, Citigroup must also deliver to the trustee an opinion of counsel to the effect that the holders of the subordinated debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and discharge or covenant defeasance and that federal income tax would be imposed on the holders in the same manner as if such defeasance and discharge had not occurred. In the case of a defeasance and discharge, such opinion must be based upon a ruling or administrative pronouncement of the IRS.

CONCERNING THE TRUSTEES

    Citigroup has had and may continue to have banking relationships with the trustees in the ordinary course of business.

                         DESCRIPTION OF INDEX WARRANTS

    The following briefly summarizes the material terms and provisions of the index warrants, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the particular terms of the index warrants that are offered by Citigroup, which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the general provisions summarized below do not apply to the index warrants being offered.

    Index warrants may be issued independently or together with debt securities and may be attached to or separate from any such offered securities. Each series of index warrants will be issued under a separate index warrant agreement to be entered into between Citigroup and a bank or trust company, as index warrant agent. A single bank or trust company may act as index warrant agent for more than one series of index warrants. The index warrant agent will act solely as the agent of Citigroup under the applicable index warrant agreement and will not assume any obligation or relationship of agency or trust for or with any owners of such index warrants. A copy of the form of index warrant agreement, including the form of certificate or global certificate that will represent the index warrant certificate, will be filed as an exhibit to a document incorporated by reference in the registration statement of which this prospectus forms a part. You should read the more detailed provisions of the index warrant agreement and the index warrant certificate or index warrant global certificate for provisions that may be important to you.

GENERAL

    The index warrant agreement does not limit the number of index warrants that may be issued. Citigroup will have the right to "reopen" a previous series of index warrants by issuing additional index warrants of such series.

    Each index warrant will entitle the warrant holder to receive from Citigroup, upon exercise, cash or securities. The amount in cash or number of securities will be determined by referring to an index calculated on the basis of prices, yields, levels or other specified objective measures in respect of:

    - specified securities or securities indices;

    - specified foreign currencies or currency indices;

    - a combination thereof; or

    - changes in such measure or differences between two or more such measures.

    The prospectus supplement for a series of index warrants will describe the formula or methodology to be applied to the relevant index or indices to determine the amount payable or distributable on the index warrants.

    If so specified in the prospectus supplement, the index warrants will entitle the warrant holder to receive from Citigroup a minimum or maximum amount upon automatic exercise at expiration or the happening of any other event described in the prospectus supplement.

    The index warrants will be deemed to be automatically exercised upon expiration. Upon such automatic exercise, warrant holders will be entitled to receive the cash amount or number of securities due, if any, on such exercise of the index warrants.

    You should read the prospectus supplement applicable to any series of index warrants for any circumstances in which the payment or distribution or the determination of the payment or distribution on the index warrants may be postponed or exercised early or cancelled. The amount due after any such delay or postponement, or early exercise or cancellation, will be described in the applicable prospectus supplement.

    Unless otherwise specified in the applicable prospectus supplement, Citigroup will not purchase or take delivery of or sell or deliver any securities or currencies, including the underlying assets, other than the payment of any cash or distribution of any securities due on the index warrants, from or to warrant holders pursuant to the index warrants.

    The applicable prospectus supplement relating to any series of index warrants will describe the following:

    - the aggregate number of such index warrants;

    - the offering price of such index warrants;

    - the measure or measures by which payment or distribution on such index warrants will be determined;

    - certain information regarding the underlying securities, foreign currencies or indices;

    - the amount of cash or number of securities due, or the means by which the amount of cash or number of securities due may be calculated, on exercise of the index warrants, including automatic exercise, or upon cancellation;

    - the date on which the index warrants may first be exercised and the date on which they expire;

    - any minimum number of index warrants exercisable at any one time;

    - any maximum number of index warrants that may, at Citigroup's election, be exercised by all warrant holders or by any person or entity on any day;

    - any provisions permitting a warrant holder to condition an exercise of index warrants;

    - the method by which the index warrants may be exercised;

    - the currency in which the index warrants will be denominated and in which payments on the index warrants will be made or the securities that may be distributed in respect of the index warrants;

    - the method of making any foreign currency translation applicable to payments or distributions on the index warrants;

    - the method of providing for a substitute index or indices or otherwise determining the amount payable in connection with the exercise of index warrants if an index changes or is no longer available;

    - the time or times at which amounts will be payable or distributable in respect of such index warrants following exercise or automatic exercise;

    - any national securities exchange on, or self-regulatory organization with which, such index warrants will be listed;

    - any provisions for issuing such index warrants in certificated form;

    - if such index warrants are not issued in book-entry form, the place or places at and the procedures by which payments or distributions on the index warrants will be made; and

    - any other terms of such index warrants.

    Prospective purchasers of index warrants should be aware of special United States federal income tax considerations applicable to instruments such as the index warrants. The prospectus supplement relating to each series of index warrants will describe these tax considerations. The summary of United States federal income tax considerations contained in the prospectus supplement will be presented for informational purposes only, however, and will not be intended as legal or tax advice to prospective purchasers. You are urged to consult your own tax advisors before purchasing any index warrants.

LISTING

    Unless otherwise indicated in the prospectus supplement, the index warrants will be listed on a national securities exchange or with a self-regulatory organization, in each case as specified in the prospectus supplement. It is expected that such organization will stop trading a series of index warrants as of the close of business on the related expiration date of such index warrants.

MODIFICATION

    The index warrant agreement and the terms of the related index warrants may be amended by Citigroup and the index warrant agent, without the consent of the holders of any index warrants, for any of the following purposes:

    - curing any ambiguity or curing, correcting or supplementing any defective or inconsistent provision;

    - maintaining the listing of such index warrants on any national securities exchange or with any other self-regulatory organization;

    - registering such index warrants under the Exchange Act, permitting the issuance of individual index warrant certificates to warrant holders, reflecting the issuance by Citigroup of additional index warrants of the same series or reflecting the appointment of a successor depository; or

    - for any other purpose which Citigroup may deem necessary or desirable and which will not materially and adversely affect the interests of the warrant holders.

    Citigroup and the index warrant agent also may modify or amend the index warrant agreement and the terms of the related index warrants, with the consent of the holders of not less than a majority of the then outstanding warrants affected by such modification or amendment, for any purpose. However, no such modification or amendment may be made without the consent of each holder affected thereby if such modification or amendment:

    - changes the amount to be paid to the warrant holder or the manner in which that amount is to be determined;

    - shortens the period of time during which the index warrants may be exercised;

    - otherwise materially and adversely affects the exercise rights of the holders of the index warrants; or

    - reduces the percentage of the number of outstanding index warrants the consent of whose holders is required for modification or amendment of the index warrant agreement or the terms of the related index warrants.

MERGER, CONSOLIDATION, SALE OR OTHER DISPOSITION

    If at any time there is a merger or consolidation involving Citigroup or a sale, transfer, conveyance, other than lease, or other disposition of all or substantially all of the assets of Citigroup, then the assuming corporation will succeed to the obligations of Citigroup under the index warrant agreement and the related index warrants. Citigroup will then be relieved of any further obligation under the index warrant agreement and index warrants and may then be dissolved, wound up or liquidated.

ENFORCEABILITY OF RIGHTS BY WARRANT HOLDERS

    Any warrant holder may, without the consent of the index warrant agent or any other warrant holder, enforce by appropriate legal action on his own behalf his right to exercise, and to receive payment for, his index warrants.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    As of the date of this prospectus, Citigroup's authorized capital stock consists of 6 billion shares of common stock and 30 million shares of preferred stock. The following briefly summarizes the material terms of Citigroup's common stock and outstanding preferred stock. You should read the more detailed provisions of Citigroup's certificate of incorporation and the certificate of designation relating to any series of preferred stock for provisions that may be important to you.

COMMON STOCK

    As of December 31, 1998, Citigroup had outstanding approximately
2.3 billion shares of its common stock. Each holder of common stock is entitled to one vote per share for the election of directors and for all other matters to be voted on by Citigroup's stockholders. Except as otherwise provided by law, the holders of shares of common stock vote as one class together with holders of the shares of the outstanding Series I Preferred Stock and Series K Preferred Stock, which are described below. Holders of common stock may not cumulate their votes in the election of directors, and are entitled to share equally in the dividends that may be declared by the board of directors, but only after payment of dividends required to be paid on outstanding shares of preferred stock.

    Upon voluntary or involuntary liquidation, dissolution or winding up of Citigroup, the holders of the common stock share ratably in the assets remaining after payments to creditors and provision for the preference of any preferred stock. There are no preemptive or other subscription rights, conversion rights or redemption or scheduled installment payment provisions relating to shares of common stock. All of the outstanding shares of common stock are fully paid and nonassessable. The transfer agent and registrar for the common stock is Citibank, N.A. The common stock is listed on The New York Stock Exchange, Inc. and The Pacific Exchange, Inc.

PREFERRED STOCK

    The general terms of Citigroup's preferred stock are described below under "Description of Preferred Stock."

    As of the date of this prospectus, Citigroup had outstanding the following series of preferred stock with the following terms:

                                       NUMBER OF                            REDEMPTION          DATE NEXT
                                        SHARES          DIVIDENDS PER       PRICE PER           REDEEMABLE            GENERAL
TITLE OF SERIES                       OUTSTANDING            YEAR           SHARE ($)          BY CITIGROUP        VOTING RIGHTS
---------------                       -----------     ------------------   ------------   ----------------------   -------------
6.365% Cumulative Preferred Stock,
  Series F..........................   1,600,000            6.365%                250         June 16, 2007            No
6.213% Cumulative Preferred Stock,
  Series G..........................     800,000            6.213%                250         July 11, 2007            No
6.231% Cumulative Preferred Stock,
  Series H..........................     800,000            6.231%                250       September 8, 2007          No
Series I Cumulative Convertible
  Preferred Stock...................     140,000(1)         $90.00              1,000      October 31, 1999(7)      Yes(10)
8.40% Cumulative Preferred Stock,
  Series K..........................     500,000            $42.00                500         March 31, 2001        Yes(10)
9.50% Cumulative Preferred Stock,
  Series L..........................          --(2)         9.50%                 500         June 30, 2001         Yes(10)
5.864% Cumulative Preferred Stock,
  Series M..........................     800,000            5.864%                250        October 8, 2007           No
Graduated Rate Cumulative Preferred
  Stock, Series O...................     625,000       Variable Rate(3)           100       August 15, 1999(8)         No
Adjustable Rate Cumulative Preferred
  Stock, Series Q...................     700,000       Variable Rate(4)           250          May 31, 1999            No

                                       NUMBER OF                            REDEMPTION          DATE NEXT
                                        SHARES          DIVIDENDS PER       PRICE PER           REDEEMABLE            GENERAL
TITLE OF SERIES                       OUTSTANDING            YEAR           SHARE ($)          BY CITIGROUP        VOTING RIGHTS
---------------                       -----------     ------------------   ------------   ----------------------   -------------
Adjustable Rate Cumulative Preferred
  Stock, Series R...................     400,000       Variable Rate(4)           250        August 31, 1999           No
8.30% Noncumulative Preferred Stock,
  Series S..........................     500,000            8.30%                 250       November 15, 1999          No
8 1/2% Noncumulative Preferred
  Stock, Series T...................     600,000            8.50%                 250       February 15, 2000          No
7 3/4% Cumulative Preferred Stock,
  Series U..........................     500,000            7.75%                 250          May 15, 2000            No
Fixed Adjustable Rate Cumulative
  Preferred Stock, Series V.........     250,000       Variable Rate(5)           500      February 15, 2006(9)        No
Cumulative Adjustable Rate Preferred
  Stock, Series Y...................       2,262       Variable Rate(6)       100,000      On any payment date         No
5.321% Cumulative Preferred Stock,
  Series YY.........................         987            5.321%          1,000,000       December 22, 2018          No

    Where the above table indicates that the holders of the preferred stock have no general voting rights, this means that they do not vote on matters submitted to a vote of the common stockholders. However, the holders of this preferred stock do have other special voting rights (1) that are required by law, (2) that apply if there is a default in paying dividends for the equivalent of six calendar quarters, in some cases whether or not consecutive, and (3) when Citigroup wants to create any class of stock having a preference as to dividends or distributions of assets over such series or alter or change the provisions of the certificate of incorporation so as to adversely affect the powers, preferences or rights of the holders of such series. These special voting rights apply to all series of preferred stock listed above.

------------------------------

(1) Each share of Series I Preferred Stock is convertible at the holder's option into 44.60526 shares of common stock, subject to anti-dilution adjustment.

(2) The Series L Preferred Stock will be issuable upon the settlement of purchase contracts issued as a component of the 9 1/2% Trust Preferred Stock Units of SI Financing Trust I, a subsidiary of Salomon Smith Barney
    Holdings Inc. Holders must settle the purchase contracts on June 30, 2021; however, SSBH has the option to accelerate settlement to June 30, 2001.

(3) For all quarterly dividend periods ending on or prior to August 15, 1999, the annual dividend rate is the Five-Year Treasury Rate (as defined in the Series O Preferred Stock Certificate of Designation) plus 1.50%. Between August 15, 1999 and August 15, 2004, the annual dividend rate will be the Five-Year Treasury Rate plus 2.25%. Prior to August 15, 2004, the above rates may not be less than 7.00% nor greater than 14.00% per year, and after August 15, 2004, the rates may not be less than 8.00% nor greater than 16.00% per year. The dividend rate will be increased in the event of specified changes in the Internal Revenue Code that would decrease the dividends received deduction applicable to corporate stockholders (a "Change in Tax Law").

(4) For each dividend period the dividend rate will be equal to 84% of the Effective Rate, but not less than 4.50% per year or more than 10.50% per year. The "Effective Rate" for any dividend period will be equal to the highest of the Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate, each as defined in the relevant part of the Certificate of Incorporation.

(5) The Series V Preferred Stock provides for a cumulative dividend at a rate that changes over time. For each dividend period up to but not including February 15, 2006, the dividend rate will be 5.86% per year. For each dividend period beginning on or after February 15, 2006, the dividend rate will be equal to 0.50% plus the Effective Rate, but not less than 6.00% or more than 12.00%. The dividend rate will be increased in the event of a Change in Tax Law.

(6) The holders of the Series Y Preferred Stock are entitled to a cumulative quarterly dividend at an annual rate equal to the greater of (a) the Short Term Rate and (b) 4.85%. The "Short Term Rate" generally will be equal to either 85% or 78% of the Money Market Yield, as defined in the certificate of incorporation, of the 90-day rate for commercial paper multiplied by the stock's $100,000 per share liquidation value.

(7) Redemption is mandatory.

(8) If not redeemed on August 15, 1999, also redeemable at any time after August 15, 2004 or following a Change in Tax Law.

(9) Prior to February 15, 2006, in the event of a Change in Tax Law, Citigroup at its option may redeem all, but not less than all, of the Series V Preferred Stock at a price declining over time from $525 per share to $500 per share.

(10) Holders of shares of Series I Preferred Stock are entitled to 44.60526 votes per share, and holders of shares of Series K and L Preferred Stock are entitled to three votes per share, when voting as a class with the common stock, subject to anti-dilution adjustment. The shares of Series I Preferred Stock are entitled to vote together as a class with the shares of common stock and any other shares of capital stock also then entitled to vote as a class with the common stock on all matters submitted to a vote of stockholders of Citigroup. In addition, holders of Series I and K Preferred Stock together with all other series of preferred stock, voting as one class, must give their approval by a two-thirds vote of shares of preferred stock then outstanding to some types of liquidation, merger and asset sale transactions. Finally, without obtaining the approval of a majority of the outstanding shares of Series I and K Preferred Stock voting separately as a class, Citigroup may not amend the certificate of incorporation to increase the authorized amount of preferred stock or to authorize any other stock ranking on a parity with the preferred stock either as to payment of dividends or upon liquidation.

IMPORTANT PROVISIONS OF CITIGROUP'S CERTIFICATE OF INCORPORATION AND BY-LAWS

    BUSINESS COMBINATIONS. The certificate of incorporation generally requires the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the then outstanding shares of voting stock, voting together as a single class, to approve any merger or other business combination between Citigroup and any interested stockholder, unless (1) the transaction has been approved by a majority of the continuing directors of Citigroup, or (2) minimum price, form of consideration and procedural requirements are satisfied. An "interested stockholder" as defined in the certificate of incorporation generally means a person who owns at least 25% of the voting stock of Citigroup.

    AMENDMENTS TO CERTIFICATE OF INCORPORATION AND BY-LAWS. The affirmative vote of the holders of at least 75% of the voting power of the shares entitled to vote for the election of directors is required to amend the provisions of the certificate of incorporation relating to the issuance of preferred stock or common stock. Amendments of provisions of the certificate of incorporation relating to business combinations generally require a vote of the holders of 66 2/3% of the then outstanding shares of voting stock, unless 75% of the board of directors recommend such amendment and the directors comprising such 75% would qualify as continuing directors. The board of directors, at any meeting, may alter or amend the by-laws upon the affirmative vote of at least 66 2/3% of the entire board of directors. A "continuing director" as defined in the certificate of incorporation generally means a director who is not related to an interested stockholder who held that position before an interested stockholder became an interested stockholder.

    VACANCIES. Vacancies on the board of directors resulting from an increase in the number of directors may be filled by a majority of the board of directors then in office, so long as a quorum is present. Any other vacancies on the board of directors may be filled by a majority of the directors then in office, even if less than a quorum. Any director elected to fill a vacancy that did not result from increasing the size of the board of directors shall hold office for a term coinciding with the predecessor director's remaining term.

                         DESCRIPTION OF PREFERRED STOCK

    The following briefly summarizes the material terms of Citigroup's preferred stock, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the particular terms of any series of preferred stock offered by Citigroup which will be described in more detail in any prospectus supplement relating to such series, together with the more detailed provisions of Citigroup's restated certificate of incorporation and the certificate of designation relating to each particular series of preferred stock for provisions that may be important to you. The certificate of incorporation and a certificate of designation relating to the Series YY Preferred Stock are filed as exhibits to the registration statement of which this prospectus forms a part. The certificate of designation relating to the particular series of preferred stock offered by the accompanying prospectus supplement and this prospectus will be filed as an exhibit to a document incorporated by reference in the registration statement. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered. For a description of Citigroup's outstanding preferred stock, see "Description of Capital Stock."

GENERAL

    Under Citigroup's certificate of incorporation, the board of directors of Citigroup is authorized to issue shares of preferred stock in one or more series, and to establish from time to time a series of preferred stock with the following terms specified:

    - the number of shares to be included in the series;

    - the designation, powers, preferences and rights of the shares of the series; and

    - the qualifications, limitations or restrictions of such series, except as otherwise stated in the certificate of incorporation.

    Prior to the issuance of any series of preferred stock, the board of directors of Citigroup will adopt resolutions creating and designating the series as a series of preferred stock and the resolutions will be filed in a certificate of designation as an amendment to the certificate of incorporation. The term "board of directors of Citigroup" includes any duly authorized committee.

    The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. The board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to officers, directors and employees of Citigroup and its subsidiaries pursuant to benefit plans or otherwise. Shares of preferred stock issued by Citigroup may have the effect of rendering more difficult or discouraging an acquisition of Citigroup deemed undesirable by the board of directors of Citigroup.

    Under existing interpretations of The Board of Governors of the Federal Reserve System and the Office of Thrift Supervision, if the holders of the preferred stock become entitled to vote for the election of directors because dividends on the preferred stock are in arrears as described below, preferred stock may then be deemed a "class of voting securities" and a holder of 25% or more of the preferred stock or a holder of 5% or more of the preferred stock that otherwise exercises a "controlling influence" over Citigroup may then be regulated as a "bank holding company" in accordance with the Bank Holding Company Act. Moreover, a holder of 25% or more of the preferred stock or a holder of 10% or more of the preferred stock that otherwise possesses certain "control factors" relating to Citigroup may then be regulated as a "savings and loan holding company" in accordance with the Home Owner's Loan Act of 1933. In addition, at such time:

    - any bank holding company or foreign bank with a U.S. presence generally would be required to obtain the approval of the Federal Reserve Board under the BHC Act to acquire or retain 5% or more of the preferred stock;

    - any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board and the OTS under the Change in Bank Control Act to acquire or retain 10% or more of the preferred stock; and

    - any savings and loan holding company generally could not retain in excess of 5% of the preferred stock.

Before exercising its option to redeem any shares of preferred stock, Citigroup will obtain the approval of the Federal Reserve Board if then required by applicable law.

    The preferred stock will be, when issued, fully paid and nonassessable. Holders of preferred stock will not have any preemptive or subscription rights to acquire more stock of Citigroup.

    The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.

RANK

    Unless otherwise specified in the prospectus supplement relating to the shares of any series of preferred stock, such shares will rank on an equal basis with each other series of preferred stock and prior to the common stock as to dividends and distributions of assets.

DIVIDENDS

    Holders of each series of preferred stock will be entitled to receive cash dividends, when, as and if declared by the board of directors of Citigroup out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on the books of Citigroup or, if applicable, the records of the depositary referred to below under "Description of Depositary Shares," on the record dates fixed by the board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative.

    Citigroup may not declare, pay or set apart for payment dividends on the preferred stock unless full dividends on any other series of preferred stock that ranks on an equal or senior basis have been paid or sufficient funds have been set apart for payment for

    - all prior dividend periods of the other series of preferred stock that pay dividends on a cumulative basis; or

    - the immediately preceding dividend period of the other series of preferred stock that pay dividends on a noncumulative basis.

    Partial dividends declared on shares of preferred stock and any other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for both series of preferred stock.

    Similarly, Citigroup may not declare, pay or set apart for payment non-stock dividends or make other payments on the common stock or any other stock of Citigroup ranking junior to the preferred stock until full dividends on the preferred stock have been paid or set apart for payment for

    - all prior dividend periods if the preferred stock pays dividends on a cumulative basis; or

    - the immediately preceding dividend period if the preferred stock pays dividends on a noncumulative basis.

CONVERSION AND EXCHANGE

    The prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of Citigroup's common stock.

REDEMPTION

    If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at the option of Citigroup or the holder thereof and may be mandatorily redeemed.

    Any partial redemptions of preferred stock will be made in a way that the board of directors decides is equitable.

    Unless Citigroup defaults in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding up of Citigroup, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred stock, plus an amount equal to any accrued and unpaid dividends. Such distributions will be made before any distribution is made on any securities ranking junior relating to liquidation, including common stock.

    If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of available assets of Citigroup on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from Citigroup after they have received their full liquidation preference.

VOTING RIGHTS

    The holders of shares of preferred stock will have no voting rights, except:

    - as otherwise stated in the prospectus supplement;

    - as otherwise stated in the certificate of designation establishing such series; or

    - as required by applicable law.

                        DESCRIPTION OF DEPOSITARY SHARES

    The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the particular terms of any depositary shares and any depositary receipts that are offered by Citigroup and any deposit agreement relating to a particular series of preferred stock which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A copy of the form of deposit agreement, including the form of depositary receipt, is incorporated by reference as an exhibit in the registration statement of which this prospectus forms a part. You should read the more detailed provisions of the deposit agreement and the form of depositary receipt for provisions that may be important to you.

GENERAL

    Citigroup may, at its option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, Citigroup will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

    The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between Citigroup and a bank or trust company selected by Citigroup having its principal office in the United States and having a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

    The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

DIVIDENDS AND OTHER DISTRIBUTIONS

    The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.

    The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled thereto. If the preferred stock depositary determines that it is not feasible to make such distribution, it may, with the approval of Citigroup, sell such property and distribute the net proceeds from such sale to such holders.

REDEMPTION OF PREFERRED STOCK

    If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of such series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

    Whenever Citigroup redeems shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method as the preferred stock depositary may decide.

WITHDRAWAL OF PREFERRED STOCK

    Unless the related depositary shares have previously been called for redemption, any holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by such depositary receipts after surrendering the depositary receipts at the corporate trust office of the preferred stock depositary. Holders of depositary shares making such withdrawals will be entitled to receive whole shares of preferred stock on the basis set forth in the related prospectus supplement for such series of preferred stock.

    However, holders of such whole shares of preferred stock will not be entitled to deposit such preferred stock under the deposit agreement or to receive depositary receipts for such preferred stock after such withdrawal. If the depositary shares surrendered by the holder in connection with such withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

VOTING DEPOSITED PREFERRED STOCK

    Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred stock. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by such holder's depositary shares. The preferred stock depositary will try to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.

    Citigroup will agree to take all reasonable actions that the preferred stock depositary determines as necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will vote all shares of any series of preferred stock held by it proportionately with instructions received if it does not receive specific instructions from the holders of depositary shares representing such series of preferred stock.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

    The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between Citigroup and the preferred stock depositary. However, any amendment that imposes additional charges or materially and adversely alters any substantial existing right of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the affected depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective, or any transferee of such holder, shall be deemed, by continuing to hold such depositary receipt, or by reason of the acquisition thereof, to consent and agree to such amendment and to be bound by the deposit agreement, which has been amended thereby. The deposit agreement automatically terminates if:

    - all outstanding depositary shares have been redeemed;

    - each share of preferred stock has been converted into or exchanged for common stock; or

    - a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of Citigroup.

The deposit agreement may be terminated by Citigroup at any time and the preferred stock depositary will give notice of such termination to the record holders of all outstanding depositary receipts not less than 30 days prior to the termination date. In such event, the preferred stock depositary will deliver or make available for delivery to holders of depositary shares, upon surrender of such depositary shares, the number of whole or fractional shares of the related series of preferred stock as are represented by such depositary shares.

CHARGES OF PREFERRED STOCK DEPOSITARY; TAXES AND OTHER GOVERNMENTAL CHARGES

    No fees, charges and expenses of the preferred stock depositary or any agent of the preferred stock depositary or of any registrar shall be payable by any person other than Citigroup, except for any taxes and other governmental charges and except as provided in the deposit agreement. If the preferred stock depositary incurs fees, charges or expenses for which it is not otherwise liable hereunder at the election of a holder of a depositary receipt or other person, such holder or other person will be liable for such fees, charges and expenses.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The preferred stock depositary may resign at any time by delivering to Citigroup notice of its intent to do so, and Citigroup may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary and its acceptance of such appointment. Such successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

    The preferred stock depositary will forward all reports and communications from Citigroup which are delivered to the preferred stock depositary and which Citigroup is required to furnish to the holders of the deposited preferred stock.

    Neither the preferred stock depositary nor Citigroup will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of Citigroup and the preferred stock depositary under the deposit agreement will be limited to performance with honest intentions of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. Citigroup and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

                      BOOK-ENTRY PROCEDURES AND SETTLEMENT

    Most series of debt securities and index warrants will be book-entry securities. Upon issuance, all book-entry securities of the same issue will be represented by one or more fully registered global securities, without interest coupons. Each global security will be deposited with, or on behalf of, The Depository Trust Company, a securities depository, and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these debt securities or index warrants and will be considered the sole owner of the securities for purposes of the indenture or index warrant agreement.

    Purchasers may only hold interests in the global notes or index warrants through DTC if they are a participant in the DTC system. Purchasers may also hold interests through a securities intermediary--banks, brokerage houses and other institutions that maintain securities accounts for customers--that has an account with DTC or its nominee. DTC will maintain accounts showing the securities holdings of its participants, and these participants will in turn maintain accounts showing the securities holdings of their customers. Some of these customers may themselves be securities intermediaries holding debt securities or index warrants for their customers. Thus, each beneficial owner of a book-entry security will hold that security indirectly through a hierarchy of intermediaries, with DTC at the "top" and the beneficial owner's own securities intermediary at the "bottom."

    The securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner's securities intermediary. The actual purchaser of the securities will generally not be entitled to have the securities represented by the global securities registered in its name and will not be considered the owner under the indenture or index warrant agreement. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder's ownership of securities. The book-entry system for holding securities eliminates the need for physical movement of certificates and is the system through which most publicly traded common stock is held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer book-entry securities.

    A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities only if:

    (a) DTC is unwilling or unable to continue as depositary for such global security and Citigroup is unable to find a qualified replacement for DTC within 90 days;

    (b) at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934; or

    (c) Citigroup in its sole discretion decides to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

    Unless we indicate otherwise in the applicable prospectus supplement, any global security that is exchangeable will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount, in denominations of $1,000 and whole multiples of $1,000. Definitive notes or index warrants will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions it receives from its participants.

    In this prospectus and the accompanying prospectus supplement, for book-entry securities, references to actions taken by security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to security holders and notices of redemption to DTC as the registered holder of the securities for distribution to participants in accordance with DTC's procedures.

    DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under section 17A of the Securities Exchange Act of 1934. The rules applicable to DTC and its participants are on file with the SEC.

    DTC's management is aware that some computer applications, systems, and the like for processing dates that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as they relate to the timely payment of distributions to securityholders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

    Citigroup will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

                              PLAN OF DISTRIBUTION

    Citigroup may offer the offered securities in one or more of the following ways from time to time:

    - to or through underwriters or dealers;

    - by itself directly;

    - through agents; or

    - through a combination of any of these methods of sale.

    Any such underwriters, dealers or agents may include any broker-dealer subsidiary of Citigroup.

    The prospectus supplement relating to an offering of offered securities will set forth the terms of such offering, including:

    - the name or names of any underwriters, dealers or agents;

    - the purchase price of the offered securities and the proceeds to Citigroup from such sale;

    - any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation;

    - the initial public offering price;

    - any discounts or concessions to be allowed or reallowed or paid to dealers; and

    - any securities exchanges on which such offered securities may be listed.

Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    If underwriters are used in an offering of offered securities, such offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

    In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

    - A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

    - A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

    - A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

    These transactions may be effected on the NYSE, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

    If dealers are utilized in the sale of offered securities, Citigroup will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

    Offered securities may be sold directly by Citigroup to one or more institutional purchasers, or through agents designated by Citigroup from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by Citigroup to such agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

    As one of the means of direct issuance of offered securities, Citigroup may utilize the services of an entity through which it may conduct an electronic "dutch auction" or similar offering of the offered securities among potential purchasers who are eligible to participate in the auction or offering of such offered securities, if so described in the applicable prospectus supplement.

    If so indicated in the applicable prospectus supplement, Citigroup will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from Citigroup at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

    The broker-dealer subsidiaries of Citigroup are members of the National Association of Securities Dealers, Inc. and may participate in distributions of the offered securities. Accordingly, offerings of offered securities in which Citigroup's broker-dealer subsidiaries participate will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the NASD.

    This prospectus, together with any applicable prospectus supplement may also be used by any broker-dealer subsidiary of Citigroup in connection with offers and sales of the offered securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any of Citigroup's broker-dealer subsidiaries, including Salomon Smith Barney Inc., may act as principal or agent in such transactions. None of Citigroup's broker-dealer subsidiaries have any obligation to make a market in any of the offered securities and may discontinue any market-making activities at any time without notice, at its sole discretion.

    Underwriters, dealers and agents may be entitled, under agreements with Citigroup, to indemnification by Citigroup relating to material misstatements and omissions. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, Citigroup and affiliates of Citigroup in the ordinary course of business.

    Each series of offered securities will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

                                 ERISA MATTERS

    Citigroup has subsidiaries, including insurance company subsidiaries and its broker-dealer subsidiaries, that provide services to many employee benefit plans. Citigroup and any direct or indirect subsidiary of Citigroup may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, and a "disqualified person" under corresponding provisions of the Internal Revenue Code of 1986, relating to many employee benefit plans. "Prohibited transactions" within the meaning of ERISA and the Code may result if any offered securities are acquired by an employee benefit plan relating to which Citigroup or any direct or indirect subsidiary of Citigroup is a party in interest, unless such offered securities are acquired pursuant to an applicable exemption. Any employee benefit plan or other entity subject to which such provisions of ERISA or the Code apply proposing to acquire the offered securities should consult with its legal counsel.

                                 LEGAL MATTERS

    Stephanie B. Mudick, Esq., General Counsel-Corporate Law and an Assistant Secretary of Citigroup, 153 East 53rd Street, New York, New York 10043 and/or Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, or counsel to be identified in the applicable prospectus supplement, will act as legal counsel to Citigroup. Ms. Mudick beneficially owns, or has rights to acquire under Citigroup's employee benefit plans, an aggregate of less than 1% of Citigroup's common stock. Dewey Ballantine LLP, New York, New York, or other counsel identified in the applicable prospectus supplement, will act as legal counsel to the underwriters. Dewey Ballantine LLP has from time to time acted as counsel for Citigroup and its subsidiaries and may do so in the future. Kenneth J. Bialkin, a partner of Skadden, Arps, Slate, Meagher & Flom LLP, is a director of Citigroup, and he and other attorneys in such firm beneficially own an aggregate of less than 1% of the common stock of Citigroup. A member of Dewey Ballantine LLP participating in this matter is the beneficial owner of an aggregate of less than 1% of Citigroup's common stock.

                                    EXPERTS

    The consolidated financial statements of Citigroup Inc. as of December 31, 1998 and 1997, and for each of the years in the three-year period ended
December 31, 1998, have been audited by KPMG LLP, independent certified public accountants, as set forth in their report on the consolidated financial statements. The consolidated financial statements are included in Citigroup's annual report on Form 10-K for the year ended December 31, 1998, and incorporated by reference in this prospectus. The report of KPMG LLP also is incorporated by reference in this prospectus. This report states that KPMG LLP did not audit the consolidated financial statements of Salomon Inc and its subsidiaries for the year ended December 31, 1996, appearing in Salomon Inc's annual report on Form 10-K for the year ended December 31, 1996. The report also states that their opinion regarding any amounts derived from the Salomon financial statements is based on the report of Arthur Andersen LLP. The consolidated financial statements of Citigroup referred to above are incorporated by reference in this prospectus in reliance upon such reports and upon the authority of said firms as experts in accounting and auditing. To the extent that KPMG LLP audits and reports on consolidated financial statements of Citigroup issued at future dates, and consents to the use of their report thereon, such consolidated financial statements also will be incorporated by reference in the registration statement in reliance upon their report and said authority.